Exhibit 99.2
FINAL TRANSCRIPT
Thomson StreetEventssm
GEF — Q2 2010 Greif Inc. Earnings Conference Call
Event Date/Time: Jun.03.2010/2:00PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Deb Strohmaier
Greif Inc. — VP Communications
Mike Gasser
Greif Inc. — Chairman, CEO
Don Huml
Greif Inc. — EVP, CFO
Dave Fischer
Greif Inc. — President, COO
CONFERENCE CALL PARTICIPANTS
Chris Manuel
KeyBanc Capital Markets — Analyst
Steve Chercover
D.A. Davidson — Analyst
Chris Chun
Deutsche Bank — Analyst
Jim Lucas
Janney Montgomery Scott — Analyst
Mark Wilde
Deutsche Bank — Analyst
Walt Liptak
Barrington Research — Analyst
Jayanth Kandalem
Nomura — Analyst
PRESENTATION
Operator
Greetings and welcome to the Greif Inc. second quarter 2010 results conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Ms. Deb Strohmaier for Greif Inc. Thank you, Ms. Strohmaier, you may now begin.
Deb Strohmaier — Greif Inc. — VP Communications
Thank you and good morning. As a reminder you may follow this presentation on the web at Greif.com in the investor center under conference call. If you don’t already have the earnings release it is also available on our website. We are on slide two. The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are on slide two of this presentation in the Company’s 2009 Form 10-K and in other Company SEC filings as well as Company earnings news releases.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
As noted on slide three, this presentation uses certain non-GAAP financial measures, including those that exclude special items such as restructuring charges and timberland disposals and acquisition related cost. Management believes the non-GAAP measures provide a better indication of operational performance and a more stable platform in which to compare the historical performance of the Company and the most nearly equivalent GAAP data. All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation and in the second quarter 2010 earnings release. Giving prepared remarks today are Chairman and CEO Mike Gasser and Executive Vice President and CFO Don Huml. President and COO, David Fischer, will also be available for the question-and-answer session. I will now turn the call over to Mr. Gasser.
Mike Gasser — Greif Inc. — Chairman, CEO
Thank you, Deb, good morning everyone, and thank you for joining our conference call today. For those of you following this presentation on the web we are on slide four. We are pleased with our results this quarter. Sales volume significantly improved across all of our businesses and geographic regions including strong growth in emerging markets. Also, in EMEA, divisional President Ivan Signorelli and his team turned in an exceptionally strong performance, which continues. Sales for the second quarter were up 27% and operating profit increased more than 150% compared to the same quarter last year. And they have done an excellent job in managing through the business cycle and controlling costs. We continue to pursue our pipeline of consolidation and product line extension opportunities in all of our businesses. On Tuesday, we announced our seventh increase in dividends over the last 10 years. The 10.5% increase is consistent with our targeted dividend payout ratio of 30% to 35% over a complete business cycle. Also, we are announcing an increase in our guidance which Don Huml will discuss in more detail later.
On slide five. As I mentioned in our last call, in February we closed on the acquisition of Storsack, which is the world’s largest producer of flexible intermediate bulk containers. We are methodically implementing the Greif Business System in the factories. So far in Romania and the UK alone we have identified significant opportunities for savings. The financial results of our Flexible Products and Services segment are being reported separately from the results from our industrial packaging segment, which has been renamed Rigid Industrial Packaging and Services. In addition, our multiwall bag operations had been moved from the Paper Packaging segment to the flexible product segment for all periods presented. On June 15th, we are hosting a meeting for investors in New York to further discuss our plans and strategy for our flexible packaging business. I hope we will see you there. If not, you will be able to follow our presentation on the web.
Now to slide six. We continue to make progress in reducing our energy use and carbon footprint 15% over 2008 levels by 2015. In the second quarter in Latin America we pared our energy usage by 883,000 kilowatt hours and gas by nearly 1.2 million kilowatt hours. This represents savings for Latin America of roughly $155,000, or 10.4% less in energy costs than last year. In addition, our Land Management business will achieve the entire 15% reduction this year by switching to electric service vehicles. Executive Vice President and Chief Financial Officer Don Huml will now provide you with an update on our financial results.
Don Huml — Greif Inc. — EVP, CFO
On slide seven we list several significant items that should be highlighted as we exited our second fiscal quarter. As you recall, we realized more than $150 million of annual cost savings from the implementation of specific plans to address the adverse impact of the global economy during 2009. These plans included accelerated GBS initiatives, contingency actions, and active portfolio management. We are tracking above our target to retain at least $120 million of cost savings from those actions. To better illustrate this impact, we compare our second quarter of 2010 to the second quarter of 2008. While sales are 9% below the 2008 levels, operating profit before special items is 10% above. The Paper Packaging fundamentals are improving.
During the first half of fiscal 2010 we experienced a price/cost squeeze in this segment. A $50 per ton containerboard price increase initiated in January has been realized, and we announced an additional $60 per ton containerboard price increase in April that should be fully implemented during the third quarter. We are also seeing some moderation in OCC costs. As Mike mentioned, we completed the acquisition of Storsack during the second quarter. We are encouraged by the initial contribution of this segment and are rapidly implementing the Greif Business System to capture improvement opportunities and synergies.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Likewise, we are pleased with the progress of the integration of Scandinavia based Rigid Industrial Packaging Hannells, which was acquired during the first quarter. A headwind for our company involves the sequentially lower foreign currency translation, especially the weaker euro. While the second quarter net sales benefited by 5% over the same period last year, it was actually down 5% as compared to the first quarter of this year. Expectations of foreign currency translation for the second half of 2010 are below the levels we originally budgeted. We are closely monitoring and expect to mitigate this headwind.
On slide eight, we turn to our second quarter results. Net sales for the quarter were $837 million. This 29% increase over last year was due to higher sales volumes at 33%, or 22% excluding acquisitions, and foreign currency translation of 5%, partially offset by lower selling prices of 9% due to the pass-through of lower input costs. In the second quarter our SG&A expenses increased from $66 million last year to $87 million before acquisition-related costs recognized in accordance with FAS 141R. This increase was primarily due to the inclusion of SG&A expenses related to recently acquired companies. There was also a $6 million unfavorable impact from foreign currency translation as well as higher compensation and benefits, including performance based incentive accruals.
Operating profit before special items was $82 million, a $41 million increase over last year. Rigid Industrial Packaging and Services accounted for a $39 million increase. Flexible Products and Services were $3 million, and Paper Packaging for $4 million. Operating profit for Land Management decreased by $1 million. Net income before special items was $50 million compared to $25 million for the same quarter last year. Diluted earnings per share before special items were $0.86 compared to $0.43 per class-A share last year.
On slide nine, Rigid Industrial Packaging and Services net sales increased 21% over the second quarter last year, to $637 million. This was due to higher sales volumes of 26% or 21% excluding acquisitions. And foreign currency translation of 5%, partially offset by lower selling prices of 10% due to the pass-through of lower input costs. Operating profit before special items increased to $70 million from $31 million last year, primarily due to higher sales volumes. Margin expansion primarily due to lower input costs and the Greif Business System coupled with continuing benefits from permanent cost savings achieved last year.
Please go to slide 10. Flexible Products and Services net sales were $51 million compared to $8 million last year because of the acquisition of Storsack. As Mike mentioned, this segment includes the multiwall bag operations for all periods presented. Operating profit before special items increased to $4 million as a result of the Storsack acquisition from $1 million last year, from just the multiwall bag operations.
Now on slide 11, Paper Packaging net sales increased 20% over last year due to higher sales volumes, partially offset by lower selling prices. As mentioned earlier, we realized a $50 per ton containerboard price increase during the second quarter and announced an additional $60 per ton container board price increase that should be fully realized during the third quarter. Operating profit before special items increased to $8 million from $6 million last year. Higher sales volumes were principally offset by higher raw material costs, especially old corrugated containers and lower selling prices.
As shown on slide 12 Land Management results were consistent with planned levels. Operating profit was $500,000 in the second quarter compared to $2 million last year.
Please go to slide 13. In the second quarter, strong operating cash flows were more than offset by cash payments related to the acquisition of Storsack, capital expenditures, interest payments, and quarterly dividends. We expect capital expenditures to be approximately $130 million for the year, which is $5 million above our previously announced expectation. We continue to anticipate a gradual improvement in sales volumes and the full realization of the fiscal 2009 permanent cost reductions. In addition, we expect Paper Packaging to recover from its first half margin contraction. The potential impact of foreign currency translation is being closely monitored and will be addressed through other actions. As such, we are raising earnings guidance before special items to $4.05 to $4.30 per class A share for fiscal 2010.
That concludes my remarks, and you should now go to slide 14. Mike, David and I will be pleased to answer your questions.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
QUESTIONS AND ANSWERS
Operator
Thank you. We will now be conducting a question-and-answer session. (Operator Instructions) One moment, please, while we poll for questions. Thank you. Our first question, Chris Manuel of KeyBanc Capital Markets.
Chris Manuel — KeyBanc Capital Markets — Analyst
Good morning, gentlemen.
Mike Gasser — Greif Inc. — Chairman, CEO
Good morning, Chris.
Don Huml — Greif Inc. — EVP, CFO
Good morning.
Chris Manuel — KeyBanc Capital Markets — Analyst
Couple questions for you. First, could you give us an update on what the volume trajectories were like per region? Was this relatively uniform with 20%? I’m assuming that some regions were better/worse than others. Kind of as you are looking through that, we’re hearing all of this and seeing it every day when we turn on the TV, this concern in Europe. Can you maybe give us an update on what recent trajectories are like? Are there any concerns of slowdown either there or in Asia?
Mike Gasser — Greif Inc. — Chairman, CEO
Yes, Chris this is Mike. I’ll give you a general idea of where the volumes are at, and I’m going to compare this quarter, second quarter this year to second quarter last year, to give you a comparison. North America was up mid-20s, 20% to 25% volume increase. EMEA was up 25% to 27%, so a little bit more than North America. Latin America was up high single digits, and Asia was up low 30%. So 30% plus. So emerging markets really were very strong. And those seem to continue. As far as the euro question, about a third to a half of our customers’ business is exported out of Europe. And so with the euro weakening, volumes have picked up a little bit, and so we believe that’s going to mitigate part of the headwinds that are occurring because of the weaker euro at this point in time. So we have not seen a dramatic change other than some volumes picking up. That’s the export business for euro.
Chris Manuel — KeyBanc Capital Markets — Analyst
So as we look at — a quick question for Don then before I have another one for you, Mike. But as you look at, originally, when you laid out your guidance, it kind of embedded 9% volume growth for the year, of course I know currency was at a different level too, but it’s sounding like — you did 11 in 1Q, something in the low 20s this quarter. What are you anticipating again, for the balance of the year? That we kind of keep going at something here in this maybe mid teens, considering comps, or what would be your assumption embedded in your guidance?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Mike Gasser — Greif Inc. — Chairman, CEO
As you know, Chris, the comparisons become a little bit more difficult in the back half of the year, and we’re going into our seasonally strong period. But we are anticipating that the current trajectory will continue, perhaps at a bit more moderate pace. But we’re feeling really quite good about the outlook for volumes, and that’s really across all regions.
Chris Manuel — KeyBanc Capital Markets — Analyst
Okay. And then two last questions. One is, Mike, could you give us an update, or potentially David, either one of you, on where the acquisition pipeline is? I think last time you spoke with us, you had something in the neighborhood of eight things, I believe, in the pipeline, and it was in the neighborhood, if memory serves of, $350 million of potential spend. Could you maybe gives an update on where you are today and how that’s progressing?
Yes, I will give you an update on that, Chris. We did start at our call last quarter, your memory is very good, we had eight deals in the pipeline, because he we had already closed on the Storsack in February by the time we had the call. Since that time we have not closed on any deals, although we’ve had a lot of activity but we had not closed on any. We’ve had one deal that we’ve canceled and walked away from, and we’ve had two new ones come into the pipeline. So we have nine in the pipeline right now. And actively working on those the spread is — best way to look at it, 50% would be considered consolidations. About 25% would be in new markets, and 25% would be product line extension so that gives you a flavor of where they’re at. And geographically they’re dispersed around the world so these nine are all over the world. The multiples are about the same as last time, five to seven times. The purchase price is less than $375 million. I think we used $350 million last time. So it’s right around the same number. And the sales for these nine, if we would execute them all, would be two times the purchase price as we get into it. So it’s fairly consistent from what we had the last meeting.
Chris Manuel — KeyBanc Capital Markets — Analyst
Then one last question, and I’ll turn it over and jump back in the queue, and that’s, as we looked at this quarter, given that your volumes were up 21%, and I’m just talk about the base — I almost said IPS business, but now I guess Rigid business, sorry. Traditionally, you guys have talked about and having a contribution margin in the 30%-ish range for that business. I know in prepared remarks you called out a couple items that were headwinds, or things of that nature here in the temporary, some stuff in SG&A and things of that nature. But if we did our math right it suggests something closer to 20%-ish of the contribution margin ex acquisition stuff. Could you maybe help put some numbers around what some of those other factors are? What will be recurring, meaning the next couple quarters or not, and provide some extra color there.
Don Huml — Greif Inc. — EVP, CFO
That’s a good question, and to your point, Chris, we did see an implied contribution from the incremental sales on a consolidated basis of about 22%, and that — the reason that wasn’t higher, because actually, we did see some expansion in our contribution margin, is really because of the increase in SG&A expenses. They were up $26 million all-in on a year-over-year basis. 50% of that was acquisition related, and the remainder was basically lifting the wage freeze that was in place, reinstating the 401(k). There was an increase in performance based incentives because of the stronger performance of the Company, and so what we’ll see on a going forward basis is the realization of the synergies from the acquired companies. I mean, recall that Greif, prior to launching its transformation in the Greif Business System, had an SG&A to sales ratio of 16%, and so when we look at Hannells and Storsack their SG&A is a bit above the Greif standard at this point, and so we are clearly going to be addressing those issues. So in future periods you’ll see improvement.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Chris Manuel — KeyBanc Capital Markets — Analyst
Maybe this would be helpful, too, if you could just provide one extra detail. And I know it gets tougher and tougher to do this as time goes on, but I think on a year-over-year basis there were really — well, 2Q last year, ‘09, to 2Q, ‘10, total amount of acquisitions that you guys did, looked to be, on a revenue basis, if memory serves something in that 400 to 450 range. Could you maybe give us approximately what the revenue — I think you have given it in the press release what the revenue was, but what the EBIT contribution that you would attribute to those acquisitions was year-over-year, just to help us with some of that bridge in math? If you have it.
Don Huml — Greif Inc. — EVP, CFO
What I would prefer to do is really restate the full year bridge, where we had an expectation of $10 million to $15 million in contribution with a commitment that the deals would be accretive, but the other thing I would like to do is step back to your previous question, because there’s one point I wanted to make that I failed to. We were talking about basically the consolidated results. I think it’s also instructive to look by segment, because clearly the price-cost squeeze of Paper Packaging has influenced that statistic, that implied contribution because for Paper Packaging we had incremental sales of $38 million and year-over-year, basically operating profit was up $2 million. So a very modest contribution. If you look at Rigid Industrial Packaging, there was an incremental contribution of 35% of the sales. Admittedly, easy comparisons given that last year we did have an inventory overhang issue. So if you were to adjust for that you would get back to the 30%, which would be consistent with the guidance bridge that we had provided.
Okay, that’s helpful. I will jump back in the queue.
Operator
Thank you. Our next question is coming from Steve Chercover of D.A. Davidson.
Steve Chercover — D.A. Davidson — Analyst
Two quick questions from me. First of all, thank you for creating the new segment which reflects the flexible packaging. I was just wondering, I guess I’m jumping the gun for your presentation in a couple of weeks is Storsack growing faster than your legacy businesses and not just in flexible, but elsewhere?
Mike Gasser — Greif Inc. — Chairman, CEO
Well, Storsack, as we mentioned is the leading producer of flexible bags in the industry, but it is a very fragmented industry. So I think there’s a lot of opportunities in this business that we want to capitalize on, that we believe we can capitalize on. We’ll go into some of that detail on June 15th when we’re there, and Dave and Don and I will be there — Dave, you want to add something to that at all?
Dave Fischer — Greif Inc. — President, COO
I would only say the added color would be that it has, in recent years, grown slightly faster than our mature markets, but about even with our developing economy positions, and leveraged against our 45 plus country network we’re expecting to accelerate that in future years.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Steve Chercover — D.A. Davidson — Analyst
So really it’s a new substrate which offers a new consolidation opportunity?
Mike Gasser — Greif Inc. — Chairman, CEO
Yes.
Steve Chercover — D.A. Davidson — Analyst
Okay. And my other question was, with respect to volumes, do you believe that this has been fundamental demand, or can people even restock inventories in your types of products?
Mike Gasser — Greif Inc. — Chairman, CEO
Yes, I mean, it has to be primarily fundamental demand. Our products are hard to inventory because if they are empty, they have the most expensive product in the world, and that’s air in them. So they really don’t have them. I think everyone, Steve, in 2009, went through a wake-up call with the inventory they had on board. So every company today is managing its inventory at a much lower rate than they did in the past. So we’re not seeing signs of inventory build at this point.
Steve Chercover — D.A. Davidson — Analyst
Just to expand, perhaps I missed it, but the trends in May continue to be good, or even growing from second quarter levels?
Mike Gasser — Greif Inc. — Chairman, CEO
I mentioned that. I mentioned specifically Europe, but generally across the envelope, we’re not seeing any indications that the volumes that we experienced in the second quarter are changing.
Steve Chercover — D.A. Davidson - Analyst
Fabulous. Thank you so much.
Operator
Thank you. Our next question is coming from Chris Chun of Deutsche Bank.
Chris Chun — Deutsche Bank — Analyst
Just wanted to ask a couple questions around the potential translation issue from the euro. It seems like in F2Q about 45% of the operating profit came from EMEA. I am wondering if we should expect a similar percentage in the second half of the year or whether there will be any seasonal factors that will make that change?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Don Huml — Greif Inc. — EVP, CFO
There is an expectation that there will continue to be a very strong performance. I would say that there is going to be a little more seasonal strength in North America during the second half, particularly the fourth quarter, so you might see a little change, perhaps a slightly smaller contribution on a percentage basis, but it’s expected to remain strong.
Mike Gasser — Greif Inc. — Chairman, CEO
And, Chris, we would also expect — we would also expect our paper business to be stronger in second half of the year so if you look at it on a global basis, I would think you are going to see North America will increase a little bit because, as you know, the paper business the first half of the year was weak because of the headwinds we had.
Chris Chun — Deutsche Bank — Analyst
Right. And then your fiber business is pretty much just North America as well?
Mike Gasser — Greif Inc. — Chairman, CEO
Fiber drums is primarily North America, yes.
Chris Chun — Deutsche Bank — Analyst
Okay. And then of the operating profit that you get from EMEA, about what percentage comes from euro-based countries?
That’s going to be the bulk of it, the majority of it. And the other thing that might be of interest is that with respect to southern Europe, there’s been an awful lot of talk about Greece, Portugal, Spain. That southern region represents about 14% of EMEA, and about 4% of our consolidated results, and the exposure in terms of the profit contribution is even a bit less than that. So if there is a slowdown in that region, given the sovereign debt crisis and related issues, it is not expected to materially impact results.
Chris Chun — Deutsche Bank — Analyst
Okay. And then you guys mentioned that you were planning some activities to potentially mitigate the negative impact of the translation. Can you expand on that for us?
Don Huml — Greif Inc. — EVP, CFO
A good part of the mitigation is going to be the EMEA team taking advantage of the opportunities based on the improved competitive position of the region, and Mike had mentioned the export bias that exists. In addition, to the extent that there is a lot of export activity, the availability of drums for reconditioning is diminished, and so there’s actually a substitution against reconditioned drums for new drums. So there are definitely some positives that will help offset that negative.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Chris Chun — Deutsche Bank — Analyst
Okay. And then on the cost side, I was interested to hear that you said that you’re ahead of schedule in trying to retain the majority of the large cost cuts that you made last year. I was wondering, first of all, whether you might be able to quantify that in some respect, and also, I’m not sure if it’s too soon to think about fiscal ‘11, what there might be, if anything, for next year.
Mike Gasser — Greif Inc. — Chairman, CEO
Yes. And as we mentioned, we are tracking — we are tracking a bit above what we had — what we had stated as a target, a little over the $30 million target for contingency savings and approximately $10 million impact for the Greif Business System. And that is really a combination of the ongoing operational excellence initiatives and sourcing in about equal parts.
Okay. And do you have any comments for us on what might happen next year?
Mike Gasser — Greif Inc. — Chairman, CEO
I think it’s a little bit early yet, Chris. As we put in the Greif Business System, we look at keeping this as permanent savings. There is a real cost productivity squeeze that all companies go through each year that we mitigate. We are just starting our planning process for next year so we really don’t have some comments on that yet.
Chris Chun — Deutsche Bank — Analyst Okay.
Fair enough. Thanks for your help, guys.
Operator
Thank you. Our next question is coming from Jim Lucas of Janney Montgomery Scott.
Jim Lucas — Janney Montgomery Scott — Analyst
Thanks and good morning. Couple things here. Don, first off, last year one of the issues on the results were the asset sales which had been running a little bit ahead of the total full year number that we had seen in years past, and we haven’t really seen much in the first half, knowing that this is somewhat opportunistic when it occurs how should we think about asset sales in the second half of the year?
Don Huml — Greif Inc. — EVP, CFO
That is very difficult to predict. The asset sales do tend to be a bit lumpy. There is an expectation, and a high degree of confidence that we will monetize some higher and better use or special use properties between now and the end of the year. In terms of the sale of idle facilities, that is, again, something that we would expect a modest contribution, but nothing that would be terribly significant. What we had provided as part of our guidance bridge is an expectation that we would be delivering in that $15 million to $20 million range for asset disposition gains and I would say at this point it’s more likely to be at the lower end of the range, and we’ll probably see — the expectation would be that stronger operations would basically offset that.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Jim Lucas — Janney Montgomery Scott — Analyst
Okay. That’s helpful. Thank you. And, Mike, you talk a lot about the geography breakdown and what you’re seeing out there. But if we kind of go down to the second tier, from an end market perspective, could you talk a little bit about where your customers are seeing the strength? Just trying to get a better feel of what is driving this demand, if there’s any particular end markets in particular geographies that are standing out?
Mike Gasser — Greif Inc. — Chairman, CEO
Yes, Jim, we in the past have broken it down to this level saying basically a third of our sales go to chemical companies, a third go to lube and oil, and a third go to agricultural. During the last quarter, we’ve seen that as a percent of total sales the actual chemicals customers are a larger percent so that would mean that they’re growing at a faster rate than the lube and oil and agriculture, and that would make sense, because if you recall the chemical customers were the ones who were off the most a year ago, and the agricultural has been more the stable one. So we’re seeing an increased volume in the chemical customers, and it’s —geographically, really truly it’s across the globe. Asia is very strong, as I mentioned, when I talked about the growth that we’re having in Asia, and the EMEA region is doing good, but in North America so we’re not seeing. The emerging markets is better. But we would expect that. Better from the standpoint of growing faster.
Okay. And in terms of material costs, any update in particular looking at steel and resin?
Mike Gasser — Greif Inc. — Chairman, CEO
Yes, we talk to our sourcing people all the time. It’s a tough thing. I would tell you steel has gone up, but we would tell you -our people would say that it’s going to moderate and maybe decrease toward the end of the year, and that would really be based upon capacity that’s coming on board. And resin, they would say the same thing that it would be flat to slightly decreasing to the end of the year. Again, based upon new capacities coming on board. They would also tell you that they’re probably wrong more than they’re right, to be honest with you on that. But that would be the best estimate, because that is a moving target, and our sourcing group does a great job and comes up with wonderful contracts for us and wonderful intelligence, but it is a moving target. But the trend would be flat to slightly down.
Jim Lucas — Janney Montgomery Scott — Analyst
Okay. And then final question from me for Don is, this is not a big deal, but when you look at the sequential increase in sales versus the sequential increase in revenue, you saw a little bit of a bigger increase on the receivables side. Was just wondering, is that more of timing of sales in the quarter? Is it more of a mix toward Europe because of the longer terms there? Just any color could you provide on the receivables side.
Don Huml — Greif Inc. — EVP, CFO
No, and really your last point, Jim, is accurate. We did see a shift of about 5 points in EMEA, as it’s a mix of its proportion of the total, and as you know, the DSO tends to be a bit higher in that region. I would say, we track a lot of different statistics, but if you look at just over the last 12 months, the DSO has remained fairly stable at around 41 days. I actually think our commercial team has done a very good job of resisting the requests for extended terms.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Jim Lucas — Janney Montgomery Scott — Analyst
Okay, great, thank you.
Operator
Thank you. Our next question is coming from Mark Wilde of Deutsche Bank.
Mark Wilde — Deutsche Bank — Analyst
Good morning. Just a few kind of cleanups for me. Can you just give us a little more color on those asset sales? You said $15 million to $20 million. I’m assuming, from what you said about not much in the way of shuttered sites that most of that is land sales, and I recall a while back you talking about land sales being skewed to just north of Toronto.
Don Huml — Greif Inc. — EVP,
CFO Yes.
Mark Wilde — Deutsche Bank — Analyst
So should we assume that pretty much all of that 15 is kind of Canadian land sales?
Don Huml — Greif Inc. — EVP, CFO
We would expect that to be a good part of it. We have been quite active. As you know, we have several lake properties, a lot of lake frontage, and that market has remained fairly resilient.
Mike Gasser — Greif Inc. — Chairman, CEO
And we are having discussions, Mark, it just hasn’t closed yet on that. So it could — as Don mentioned, it is lumpy. It could close three months from now, it could close nine months from now. But there are ongoing discussions.
Mark Wilde — Deutsche Bank — Analyst
Is there any way to get a sense of what the value may be up there? I think it’s only 25,000, 30,000 acres, as I recall, but it sounds like you got some pretty nice acreage mixed in there.
Mike Gasser — Greif Inc. — Chairman, CEO
Yes, we do. The land that we’re selling is definitely higher and better use. It’s land that’s developable. It’s around some lakes that are up there that are beautiful. When we sell some of the land, we’ll be probably in a better position to extrapolate value. That would probably be the best way.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Mark Wilde — Deutsche Bank — Analyst
That’s fair. The second thing I wondered about, about two years ago you talked about starting to run the Greif Business System through the paper based packaging business. And it’s a little hard to tell, just looking at the numbers, with waste paper costs dancing around and everything. How much benefit you’ve really extracted there. Do you have an internal estimate?
Mike Gasser — Greif Inc. — Chairman, CEO
Our estimate is consistent of 3% to 5% of COGS, cost of goods sold. That’s the standard that we give for all businesses, and that’s the standard that we apply to the paper business. We are just in the process of refreshing our diagnostic for the mill part of the business, and comparing it to best in class around the world and are very excited about the opportunities that are still presenting themselves before us. Dave has been leading that project and it’s — as you know, Mark, you’re very attuned to the Greif Business System, it takes about a year once we start it to really get it all implemented. Some of the things that Dave has come up with, and the mill team have come up with in the rediagnostic is very exciting.
Is there any way, Dave, you could give us a sense of kind of what you think is left there?
Dave Fischer — Greif Inc. — President, COO
Mark, I think at a minimum we continue to be committed to the 3 to 5 and maybe perhaps slightly more of that because of some of the steps we’re taking, not just in the mill, but in strengthening the overall profitable integration level within the entire paper and packaging system. Pete Watson and his team have, I would say, gone 50% down the road of a very creative strategy to strengthen our overall integration and do it very profitably, and we’re encouraged by what we see for the next coming period.
Mark Wilde — Deutsche Bank — Analyst
Okay. Another cleanup. Latin-American volume that you talked about, I think you said kind of high single digits, which seems like it was the lowest of all the regions. Is that just because they fell off last year?
Mike Gasser — Greif Inc. — Chairman, CEO
That’s a part of it. There’s — as you know, there’s a lot going on down in Latin America today.
Mark Wilde — Deutsche Bank — Analyst
And it’s all pretty positive so that relatively low number kind of surprised me.
Mike Gasser — Greif Inc. — Chairman, CEO
I think you have to look at the base they came from. We’re comparing second quarter to second quarter, and Latin America at the beginning of last year is the one that held up the best for the longest period of time, then fell out — fell down later in the year. So we’re just looking at comparisons.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Mark Wilde — Deutsche Bank — Analyst
Then finally, Mike, you’ve got a couple of obvious management succession, management transition issues to deal with. Can you give us any update on those processes right now?
Mike Gasser — Greif Inc. — Chairman, CEO
I’m trying to convince Don not to retire. We know we’ll never be able to replace him so that’s different. But that process is moving forward, Mark. We have an active search both internally and externally, and believe that in a reasonable period of time we will find some ideal candidate that will try to fill some very big shoes that Don has. And Don is going to stay around and make sure that the succession works perfectly and, if I can convince him to stay around to do a couple of special projects after that we’ll do that too. As far as Mike leaving away, we wish him luck. We will fill that position internally. It’s a great opportunity for our people to challenge our people to see if they’re up to it, and hopefully Dave and Don and I are going through that process, and hopefully in the next couple weeks we’ll be in a position to announce that, who is going to take over those roles.
It’s nice complement to what you have done that people are starting to poach your executives.
Mike Gasser — Greif Inc. — Chairman, CEO
We were succeeding with what I wanted to do in 2003, and if you listened internal, one of the things I said was I wanted to have Greif be recognized as such a talent magnet that people would come and try to get our people. So I view this as a very positive thing. We do have a lot of talent, and as you get know the bench strength you are going to be very pleased with it.
Mark Wilde — Deutsche Bank — Analyst
Good luck, guys.
Mike Gasser — Greif Inc. — Chairman, CEO
Thank you.
Operator
Our next question is coming from Walt Liptak of Barrington Research.
Mike Gasser — Greif Inc. — Chairman, CEO
Hi, Walt.
Walt Liptak — Barrington Research — Analyst
Wanted to ask about, just clarify, the foreign currency, I think you said, was added 5% during the quarter. Is that right?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Don Huml — Greif Inc. — EVP, CFO
That’s correct.
Walt Liptak — Barrington Research — Analyst
Okay. And so embedded in the guidance what’s the assumption for the back half of the year? Are you forecasting the euro at some point, and what’s the headwind for the back half?
We are basically assuming stabilization at the current level, Walt. It’s very difficult for us to really predict the rate. Hopefully that provides a little bit of upside, but there may be some additional downside risk. But we — as we mentioned in our prepared remarks, we are monitoring the situation carefully. We recognize that the guidance we’re providing needs to be delivered regardless of what happens in terms of the — this dollar strength and so we’re definitely looking for options for mitigating any risk, but I would also say that there could be some upside potential.
Walt Liptak — Barrington Research — Analyst
Okay, great. And what tax rate are you using for the full year? I may have missed that.
Don Huml — Greif Inc. — EVP,CFO
19.5%.
Walt Liptak — Barrington Research — Analyst
Okay, great. And as you look into the second half of the year, the gross margin clearly is under a little bit of pressure. Are you expecting improvement in the gross margin? Can you give us some guidance on what assumption to use in the back half of the year?
Don Huml — Greif Inc. — EVP, CFO
We were actually very pleased with the solid gross profit margin of 20.1%. As Mike had mentioned, there is an expectation that commodity prices will be stable to down, and so I would say that, we’re anticipating that there could be modest erosion to the gross profit line as a result of that, and that is factored into our guidance. Recall we’re on a FIFO basis, and we have about 30 days worth of inventory, so there’s a bit of a lag when we pass through changes to price, the average costs respond on a bit of a lagged basis. So it’s a benefit in a rising cost environment but a modest penalty in a declining cost environment.
Walt Liptak — Barrington Research — Analyst
Okay, good. Thanks for the help.
Don Huml — Greif Inc. — EVP, CFO
Sure.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Operator
Thank you. Our next question is coming from Jayanth Kandalem of Nomura.
Jayanth Kandalem — Nomura — Analyst
Just a couple of questions just to understand a bit of the volume movement. I wanted to understand, just looking at your presentation, and basically (inaudible) packaging, it would be great if you could give me a few numbers on the volume increases you have seen in April and how exactly that is in the month of May as well? That would be great.
Don Huml — Greif Inc. — EVP, CFO
We already mentioned the volume for — we have not mentioned the April volume, we gave you the quarter, and we’d prefer to keep with that number. In the quarter, year-over-year, as I mentioned previously in North America is 20% to 25%. EMEA would be the upper end of that range. Latin America would be single — high single digits and emerging markets Asia would be low 30%. The only other comment we’d mention on May is that those trends continue and we would prefer just to keep to those at this time.
Jayanth Kandalem — Nomura — Analyst
Okay. And if I just heard right on the last comment on the gross margins, you mentioned that if you go over the assumption of stable to slightly lower commodity costs you did mention you could see some erosion easy because of the price pass-throughs should be lower?
Don Huml — Greif Inc. — EVP, CFO
We are very fortunate to have contractual pass-through, but there is symmetry so you pass through not only commodity cost increases but also decreases. The fact that we do have inventories that are going to respond to the average cost is going to respond on a lagged basis as a result, so as you are adjusting your prices in a downward moving cost environment, your average costs are going to decline more slowly. And so you get a very modest erosion, and so we’ve factored that into our guidance. Similarly, in a rising cost environment you get a very modest temporary expansion.
Mike Gasser — Greif Inc. — Chairman, CEO
And our business is made up of many businesses around the world, and what Don is talking about is for the Rigid Packaging. In the paper business we actually expect some margin enhancement because input costs are moderating and sales prices are going up so we would expect that — so when you look at guidance, it’s a combination of all the businesses in all the regions. And that gives us the comfort we needed to raise our guidance as we did the $0.05 for this quarter.
Jayanth Kandalem — Nomura — Analyst
All right. So if I’m getting it right, it’s because of the inventory valuation as well as the price pass through decreased price pass-through. It’s a mix of both in the Rigid Industrial segment.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Don Huml — Greif Inc. — EVP, CFO
Yes, correct.
Jayanth Kandalem — Nomura — Analyst
And just one more thing. If I can ask you, on basically the raw material over the next quarter, I mean, you mentioned the rest of the year, by the end of the year it will really go down, but we have been hearing a lot of news in terms of the resin prices, especially being still a bit up and probably post July, August, September, probably — are you seeing some things of similar nature or do you think that come the next quarter sell-through should be seeing some more softening?
Mike Gasser — Greif Inc. — Chairman, CEO
You know, it depends on your quarter. I think that it would be fair that prices may tend to go up and then go down. Depends on who you talk to. We were looking out a little bit further than just the next month, next quarter, but that would not be surprising that they would attempt to ratchet up and then come down. So I think we would not have a comment on what could happen in the next month or two.
Basically, I would basically just repeat, I think the one thing that is a real positive within our Rigid Industrial Packaging business and increasingly really in the flexibles as well, which represents about 80% of our revenue, and increasingly really in the Flexibles as well, I would really make the point that we have those contractual pass-throughs, so there’s a purchase adjustment mechanism that provides a natural hedge, a very effective natural hedge against commodity cost volatility, and the little bit of leads and lags is basically noise. I think the key take-away is very difficult to predict commodity price movements, but within our industrial packaging businesses, we do have a natural hedge.
Jayanth Kandalem — Nomura — Analyst
Okay, great. Just one last question, if I may. I hope I’ve just heard it right, when you’re talking about the pipeline, a multiple around seven times — am I right on that?
Don Huml — Greif Inc. — EVP, CFO
Five to seven.
Jayanth Kandalem — Nomura — Analyst
Five to seven, okay. And just one more question on that. Given the fact that the Company is very minimally represented in the IBC segment, do you think that any of these — that the management is looking at targets which are probably more stronger IBC operations rather than on the other divisions?
Mike Gasser — Greif Inc. — Chairman, CEO
We don’t disclose what target we’re looking at or what product so we couldn’t answer that question.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Jayanth Kandalem — Nomura — Analyst
Okay. Thank you so much for your time.
Operator
Thank you. (Operator Instructions) Our next question is coming from Chris Manuel of KeyBanc Capital Markets.
Chris Manuel — KeyBanc Capital Markets — Analyst
First I want to point out to Don, thank you very much for all your contributions over the years, unless Mike and David are very successful, this may be the last quarterly earnings call you participate in with us. Hopefully they will be successful and get you to stick around a little longer, but thank you very much. And best of luck.
Don Huml — Greif Inc. — EVP, CFO
Hey, Chris, thank you, I really appreciate that. That’s very kind of you.
Chris Manuel — KeyBanc Capital Markets — Analyst
And I did actually have a question, too. On the paper side, volumes were up very, very sharply. If memory serves, I think you did maintenance in 2Q last year. Could you maybe help us calibrate, how long are maintenances typically? I’m assuming they’re a couple of weeks. I know it’s difficulty to do this but ex maintenance what volumes would have been like. I’m assuming that maintenance will still come, but it’s probably later this year. So a little extra color there.
Don Huml — Greif Inc. — EVP, CFO
Basically, it’s one week. Major maintenance for us is a one-week outage at our Riverville facility, and that would be about 9,000 tons of production. We have also just recently brought up a rebuilt line at our Massillon facility. There’s going to be a little bit of incremental capacity that will substantially offset that maintenance down time that will occur during the third quarter.
Mike Gasser — Greif Inc. — Chairman, CEO
We already did it so we’re behind it. It was in May.
Chris Manuel — KeyBanc Capital Markets — Analyst
So maintenance essentially got shuffled from last year in 2Q this year to 3Q.
Don Huml — Greif Inc. — EVP, CFO
That is correct. And the 3Q negative impact is going to be substantially offset by the incremental volume from the rebuilt line.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Chris Manuel — KeyBanc Capital Markets — Analyst
I’m just kind of thinking about a quarter, 13 weeks, and one week, that’s about 8%. So 35, less the 8 probably comes back closer to where industry might have been.
Don Huml — Greif Inc. — EVP, CFO
Yes.
Make sure I’m thinking about that correctly. Then the last question I had was, to the restructuring side, clearly you’ve got — you took some pretty robust actions last year to offset the adjustments in volume. And that necessitated some further charges. But from where we go from here, do you look at — do you think most of the heavy lifting is done, number one, then number two, do you think there would be some costs or expenses that might have to be incurred to potentially bring some other plants back on-line if you need to do so? I guess at the end of the day what I’m trying to get my arms around is 30% the right number to kind of think about incremental contribution margin on this business that comes back, but I’m kind of doing it in a round-about way.
Don Huml — Greif Inc. — EVP, CFO
No, I would say that, in terms of restructuring activities, the heavy lifting is behind us. As you could see in the second quarter with the restructuring activity, a quarter of what it was in the same period last year. Our expectation is that that’s going to continue to decline and in terms of capital required to fully participate in the recovery, as Mike has mentioned previously, we really kind of limited our rationalization to no regret moves. We will be able to, and we have plenty of head room to participate as the markets continue to recover, without really significant incremental capital outlays.
Chris Manuel — KeyBanc Capital Markets — Analyst
Okay, that’s helpful. And any sense of where utilization rates stand? One way that I was kind of looking at this last night and this morning was to say your total volume levels, ex acquired components, just looking at the organic piece, being off last year, and then being up where you are this year, total volumes ought to be reasonably close to where they were in ‘08. Then you have taken out some capacity. You have added some capacity with acquisitions. Where would you think, from a utilization rate you might be?
Don Huml — Greif Inc. — EVP, CFO
Yes, well, in terms of volumes, you’re right, I mean, we’re probably down around 3 to 4% from the 2008 levels. In terms of utilization rate, I would have to say that for the industrial packaging business, which as you know, is more of a variable cost model, it’s not really as meaningful as it would be, for example, at the mills, which we expect to operate basically near the practical capacity, but we would say that perhaps our industrial packaging activities are at two-thirds of their capacity, so there’s plenty of head room.
Chris Manuel — KeyBanc Capital Markets — Analyst
Okay, that’s helpful. Good luck, guys.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Thanks.
Operator
Thank you. There are no further questions at this time. I would like to hand the floor back over to Ms. Strohmaier for any closing comments.
Mike Gasser — Greif Inc. — Chairman, CEO
Before Deb gives closing comments, I would just like to add one thing. I want to make sure we invite all of you to our June 15th meeting in New York. And so let us know. Let Deb Strohmaier or Bob Lentz know if you can join us. And if you can’t join us please try to join us by the web. It’s going to be a very exciting meeting. Dave, you just want to give them a teaser of what we’re going to talk about there?
Dave Fischer — Greif Inc. — President, COO
As Mike previously mentioned, the Storsack acquisition provides us with a new substrate that goes to both existing and new customers, and during the June 15th review, we have a well developed plan for this business segment. We’ll be highlighting some of the young talent we have, leading it, Michael Mapes and Dano Lister who will be prepared to discuss in a much more detailed level some of the structural advantages that Greif intends to bring to this space that go beyond the standard GBS tool kit and our current geographic reach. So we’re very excited about this strategy we have, entering this new space, and we’re hoping you will be able to join us.
Mike Gasser — Greif Inc. — Chairman, CEO
Look forward to seeing you either in person or on the web on June 15th. Now Deb will give the closing comments.
Deb Strohmaier — Greif Inc. — VP Communications
With that, thank you all again for joining us this morning for this conference call. The digital replay will be available in approximately one hour on Greif.com. We appreciate you joining us.
Operator
This concludes today’s teleconference. You may disconnect your lines at this time. Thank you all for your participation.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Jun.03.2010/2:00PM, GEF — Q2 2010 Greif Inc. Earnings Conference Call
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
©2010, Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.